AGREEMENT FOR

                       FINANCIAL PUBLIC RELATIONS SERVICES


          THIS AGREEMENT is entered into on this 1st day of July 1997 by and between Market Pathways Financial Relations Incorporated (hereinafter "MARKET PATHWAYS"), with its principal place of business at 2030 Main Street, Suite 620, Irvine, California 92614 and Safety Components International, Inc. (hereinafter "Client"), a Delaware corporation, with its principal place of business at 2160 North Central Road, Suite 308, Fort Lee, NJ 07024 -- Telephone - 201-592-0008.

          HEREAFTER, the Client and MARKET PATHWAYS are referred to collectively as "Parties", and singularly as "Party".

          WHEREAS, the Parties desire to set forth the terms and conditions under which the said services shall be performed.

          NOW, THEREFORE, in consideration of these promises of the mutual covenants herein, the Parties hereto agree as follows:


I. - SCOPE OF SERVICES

          MARKET PATHWAYS agrees to perform for the Client the financial services described as follows:

          A. MARKET PATHWAYS will develop, implement, and maintain an ongoing stock market support system with the general objective of expanding financial community awareness of the Client's activities, and hence a commensurate interest in the Client's common stock. This stock market support system will have a four-part approach:

                  1.  A  SHAREHOLDER   COMMUNICATION  SYSTEM  to  keep  existing
                  stockholders   informed  about  the  Client's  activities  and
                  potential.

                  2. A FINANCIAL  COMMUNITY  SUPPORT  SYSTEM to build a national
                  network  of  stockbrokers,   analysts,  and  traders  who  are
                  informed about and interested in the Client.

                  3. AN INVESTOR LEAD GENERATION SYSTEM to develop leads for selected stockbrokers and to assist them in their marketing of the Client's stock.

                  4. A MEDIA RELATIONS SYSTEM to increase corporate visibility through informational press releases, placement of articles and copy consulting on annual and quarterly reports.

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          B.  OPTIONAL  SERVICES:   Additional  projects,  such  as  design  and
production of annual and quarterly reports, video or slide presentations, speech
writing,   and  introductions   related  to  financing  and  investment  banking
activities, will be performed and billed as mutually agreed upon by both Parties on a case by case basis.

II. - PERIOD OF PERFORMANCE

          The period of performance under this Agreement shall be for a primary term of one (1) year from the date hereof. However, this Agreement may be terminated for any reason by either Party upon 60 days written notice of termination. If no notice of termination is received by June 30, 1998, this Agreement will automatically renew for an additional one (1) year period under the same terms and conditions. [specifically: $4,000 per month plus expenses and additional common stock options, as described in Article IV(b).]

III. - CONTRACTUAL RELATIONSHIP

          In performing the services under this Agreement, Market Pathways shall operate as, and have the status of an independent contractor. The Client and Market Pathways will be mutually responsible for determining the means and the methods for performing the services described in ARTICLE I.

IV. - COMPENSATION

          As full consideration for the performance of the basic (four-part) services described above, the Client shall pay Market Pathways compensation as follows:

         A. CASH: $48,000 cash plus reasonable expenses. Said $48,000 shall be paid monthly in advance at the rate of $4,000 per month.

                  1. Initial payment for the first month shall be due at the time this Agreement is signed. Following the initial payment, ensuing payments are payable monthly in advance to Market Pathways' principal place of business and are due on the first day of each month.

                  2. Expenses: Expenses are expected to be approximately $500 per month for phones and postage. Expenses include, but are not limited to, the following: Air fare and lodging; telephone, fax and other communications; fare of public carrier; photocopy and printing; media purchases; postage and special mailings. Market Pathways agrees to obtain prior client approval for any single expense over $100. Market Pathways shall submit a monthly invoice to the Client, which covers the monthly fee and reimbursable expenses. The Client agrees to indemnify and pay Market Pathways for all expenses committed to on behalf of the Client prior to termination of this Agreement for any reason.

          B. OPTIONS: Common Stock Options (or Warrants) to purchase the Client's common stock shall be granted to Market Pathways.

                  1. Option A -- An Option (or Warrant) to purchase 15,000 shares of the Client's common stock. Each such Option is immediately exercisable and entitles Market Pathways to purchase securities of Client as described below, at an exercise price per share equal to the closing bid price, as quoted by The NASDAQ Stock Market on July 1, 1997 ($9.75) (subject to adjustment as provided herein) (the "Exercise Price"). Each Option may be exercised from the date of this Agreement until 11:59 p.m. (Los Angeles time) on the date that is 12 months from the date of this Agreement (the "Expiration Date"). Each Option not exercised on or before the Expiration Date shall expire.

                  2. Securities Subject to Option: Shares underlying the Options will be registered by the Client at the Client's expense. If the Client does not register the shares underlying the Options as described above within six months from the date hereof, upon the written request of Market Pathways thereafter, the Client shall use its best efforts to cause all shares underlying the Options to be registered via S-8 registration (or other simplified form) as soon as is practicable.

          C. PRORATED COMPENSATION: If this Agreement is terminated for any reason the cash amount due will be prorated to the final date of service under this Agreement. Regardless of the termination date or reason, all Options are deemed to have been earned and no refund or reduction of Options shall take place.

V. - ADJUSTMENTS TO OPTIONS

          The Exercise Price and the number of shares of Common Stock and classes of capital stock of the Client purchasable upon the exercise of each Option are subject to adjustment from time to time as follows:

         A. If the Client: (i) pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares; (iii) combines its outstanding shares of Common Stock into a smaller number of shares;
(iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (v) issues by reclassification of its shares of Common Stock any shares of its capital stock; then the number and classes of shares purchasable upon exercise of each Option in effect immediately prior to such action shall be adjusted so that the holder of any Option thereafter exercised may receive the number and classes of shares of capital stock of the Client which such holder would have owned immediately following such action if such holder had exercised the Option immediately prior to such action.

         B. If the Client is a party to a consolidation, merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Client's obligations under this Agreement.

         C. Upon consummation of such transaction the Options shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of an Option would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Option immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Client shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Option to, concurrently with the consummation of such transaction, assume the Client's obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided herein.

VI. - CLIENT INFORMATION

          Since Market Pathways must at all times rely upon the accuracy and completeness of information supplied to it by the Client's officers, directors, agents, and employees, the Client agrees to indemnify, hold harmless, and defend, Market Pathways, its officers, agents, employees at the Client's expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Client to Market Pathways.

VII. - GRANT OF LICENSE

          A. Market Pathways hereby grants a license to the Client, through the duration of this Agreement, to use Market Pathways' exclusive system, lists, manuals, and trademarked and copyrighted materials. Due to the unique and proprietary nature of these systems and materials, Market Pathways will revoke this license upon termination of this Agreement for any reason, and all such materials and lists must be returned to Market Pathways immediately thereafter, and their use by the Client discontinued.

          B. Market Pathways agrees that all information disclosed to it about the Client's products, processes and services are the sole property of the Client and it will not assert any rights to any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties under the Agreement, disseminate or disclose any such confidential information.

          C. Upon termination of this Agreement, Market Pathways will return to the Client all documents, records, notebooks and similar items of or containing confidential information then in its possession, including copies thereof, whether prepared by Market Pathways or others.

VIII. - REPRESENTATIVE AND NOTICES

          Notices provided for hereunder shall be in writing and may be served personally to the Client's representative and Market Pathways' representative at their respective place of business or by registered mail to the address of each Party as first set forth herein above or may be transmitted by FAX.

IX. - ARBITRATION/JURISDICTION OF COURT

          Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of Orange, California, in accordance with the rules of the American Arbitration Association there in effect, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure and the prevailing Party shall be entitled to actual costs and actual attorney's fees from arbitration or any other civil action. Judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof. Jurisdiction for any legal action is stipulated between the Parties to lie in the County of Orange, California.

X. - MISCELLANEOUS

          This Agreement constitutes the entire agreement between the Client and Market Pathways related to providing financial relations services. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those herein expressed. No agreement hereafter made between the Parties shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party bound thereby.

          This Agreement shall in all respects be interpreted and construed, and the rights of the Parties hereto shall be governed, by the laws of the State of California.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.


Safety Components International Incorporated

By:
      ---------------------
      Jeffrey J. Kaplan
      Executive Vice President and
      Chief Financial Officer

Date: September 11, 1997



Market Pathways Financial Relations Incorporated

By:
        -------------------
        Shannon T. Squyres
        President

 Date:  September 11, 1997



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